News Release Corporate Headquarters One Crown Way Philadelphia, PA 19154-4599

CROWN HOLDINGS, INC. REPORTS SECOND QUARTER 2017 RESULTS

Philadelphia, PA - July 19, 2017. Crown Holdings, Inc. (NYSE: CCK) today announced its financial results for the second quarter ended June 30, 2017.

Second Quarter Highlights

•	Earnings per share $0.94

•	Adjusted earnings per share $1.12

•	$144 million of Q2 share repurchases; $277 million Q2 YTD

•	Beverage can growth projects on schedule

Net sales in the second quarter were $2,161 million compared to $2,142 million in the second quarter of 2016, reflecting increased global beverage can volumes and the pass through of higher raw material costs, partially offset by $48 million of unfavorable currency translation.

Income from operations was $271 million in the second quarter of 2017. Segment income increased to $297 million in the quarter over the $288 million in the second quarter of 2016, despite $5 million of unfavorable currency translation.

Commenting on the quarter, Timothy J. Donahue, President and Chief Executive Officer, stated, “Our second quarter performance puts us well on our way to a strong 2017, as all businesses delivered solid results.  Beverage can volume growth was notable in Europe, Latin America and Southeast Asia.

“Importantly, our various global growth projects remain on schedule.  Both lines at our new beverage can facility in Nichols, New York are commercially operational and are progressing through their learning curve.  Our one-line beverage can plant in Monterrey, Mexico, which commenced production in December 2016, is performing well and meeting the rapidly expanding demand for beer in that region.  During June, we began commercial production at our new beverage can plant in Jakarta, Indonesia and completed our capacity expansion project in Colombia.  We are also on track to commence commercial production on the second beverage can line at our Danang, Vietnam facility during the third quarter.  A new beverage can plant in Yangon, Myanmar and a glass bottle facility in Chihuahua, Mexico are both scheduled for start-up in the first half of 2018.

“We are excited about the continued future opportunities for global beverage can growth.  This growth is being fueled by rising per capita incomes, significant investments by our customers in select emerging markets and the increasing preference for cans compared to other packaging substrates by both customers and consumers.”

Interest expense was $61 million in the second quarter of 2017 compared to $58 million in 2016 primarily due to an increase in average borrowing rates.

Net income attributable to Crown Holdings in the second quarter was $128 million compared to $169 million in the second quarter of 2016. Reported diluted earnings per share were $0.94 in the second quarter of 2017 compared to $1.21 in the 2016 second quarter. Adjusted diluted earnings per share were $1.12 compared to $1.19 in 2016.

Through June 30, the Company repurchased a total of 5.1 million shares of its common stock for $277 million. Subsequent to the end of the second quarter, the Company repurchased an additional 0.3 million shares for $19 million.

News Release Corporate Headquarters One Crown Way Philadelphia, PA 19154-4599

A reconciliation from net income and diluted earnings per share to adjusted net income and adjusted diluted earnings per share is provided below.

Six Month Results
Net sales for the first six months of 2017 were $4,062 million compared to $4,035 million in the first six months of 2016, primarily due to increased global beverage can volumes and the pass through of higher raw material costs, partially offset by $102 million of unfavorable currency translation.

Income from operations was $508 million in the first half of 2017. Segment income in the first half of 2017 increased to $525 million over the $509 million in the first six months of 2016, despite $11 million of unfavorable currency translation.

Interest expense was $123 million for the first six months of 2017 compared to $122 million in the same period of 2016 primarily due to an increase in average borrowing rates. .

Net income attributable to Crown Holdings for the first six months of 2017 was $235 million compared to $248 million in the first six months of 2016. Reported diluted earnings per share for the first six months of 2017 were $1.71 compared to $1.78 in the first half of last year. Adjusted diluted earnings per share were $1.83 compared to $1.88 in 2016.

Outlook
The Company currently expects 2017 adjusted diluted earnings per share to be in the range of $3.90 to $4.05, based on current exchange rate levels. Adjusted diluted earnings per share for the 2017 third quarter are expected to be in the range of $1.35 to $1.45.

The effective income tax rate for the full year of 2017 is expected to be approximately 26%, although it may vary from quarter to quarter. Cash provided by operating activities is currently expected to be approximately $875 million and management currently forecasts 2017 capital expenditures of approximately $450 million.

Non-GAAP Measures
Segment income, adjusted free cash flow, adjusted net income, the adjusted effective tax rate, adjusted earnings per share, and the information presented excluding the impact of currency translation are not defined terms under U.S. generally accepted accounting principles (non-GAAP measures). Non-GAAP measures should not be considered in isolation or as a substitute for net income, income per diluted share, effective tax rates or cash flow data prepared in accordance with U.S. GAAP and may not be comparable to calculations of similarly titled measures by other companies.

The Company views segment income as the principal measure of the performance of its operations and adjusted free cash flow as the principal measure of its liquidity. The Company considers both of these measures in the allocation of resources. Adjusted free cash flow has certain limitations, however, including that it does not represent the residual cash flow available for discretionary expenditures since other non-discretionary expenditures, such as mandatory debt service requirements, are not deducted from the measure. The amount of mandatory versus discretionary expenditures can vary significantly between periods. The Company believes that adjusted net income, the adjusted effective tax rate, adjusted diluted earnings per share, and information excluding the impact of currency translation are useful in evaluating the Company’s operations as these measures are adjusted for items that affect comparability between periods. Reconciliations of estimated adjusted diluted earnings per share for the third quarter and full year of 2017 to estimated diluted earnings per share on a GAAP basis are not provided in this release due to the unavailability of estimates of the following, the timing and magnitude of which the Company is unable to reliably forecast without unreasonable efforts, which are excluded from estimated adjusted diluted earnings per share and could have a significant impact on earnings per share on a GAAP basis: gains or losses on the sale of businesses or other assets, restructuring costs, asset impairment charges, acquisition related costs including fair value adjustments to inventory, asbestos-related charges,

News Release Corporate Headquarters One Crown Way Philadelphia, PA 19154-4599

losses from early extinguishment of debt, the tax impact of the items above, and the impact of tax law changes or other tax matters. The Company believes that adjusted free cash flow provides a meaningful measure of liquidity and a useful basis for assessing the Company’s ability to fund its activities, including the financing of acquisitions, debt repayments, share repurchases or possible future dividends. Segment income, adjusted free cash flow, the adjusted effective tax rate, adjusted net income, adjusted diluted earnings per share and information excluding the impact of currency translation are derived from the Company’s Consolidated Statements of Operations and Cash Flows and Consolidated Balance Sheets, as applicable, and reconciliations to segment income, adjusted free cash flow, the adjusted effective tax rate, adjusted net income, adjusted diluted earnings per share and information unadjusted for currency translation can be found within this release.

Conference Call
The Company will hold a conference call tomorrow, July 20, 2017 at 9:00 a.m. (EDT) to discuss this news release. Forward-looking and other material information may be discussed on the conference call. The dial-in numbers for the conference call are (630) 395-0227 or toll-free (888) 606-8412 and the access passcode is “packaging”. A live webcast of the call will be made available to the public on the internet at the Company’s web site, www.crowncork.com. A replay of the conference call will be available for a one-week period ending at midnight on July 27. The telephone numbers for the replay are (203) 369-1363 or toll free (866) 462-8977.

Cautionary Note Regarding Forward-Looking Statements
Except for historical information, all other information in this press release consists of forward-looking statements. These forward-looking statements involve a number of risks, uncertainties and other factors, including the future impact of currency translation; the continuation of performance trends in 2017; the Company’s ability to successfully complete and begin production at capacity expansion projects within expected timelines and budgets in Vietnam, Myanmar and Mexico; continued global beverage can growth; and customer and consumer preference for beverage cans that may cause actual results to be materially different from those expressed or implied in the forward-looking statements. Important factors that could cause the statements made in this press release or the actual results of operations or financial condition of the Company to differ are discussed under the caption "Forward Looking Statements" in the Company's Form 10-K Annual Report for the year ended December 31, 2016 and in subsequent filings made prior to or after the date hereof. The Company does not intend to review or revise any particular forward-looking statement in light of future events.

Crown Holdings, Inc., through its subsidiaries, is a leading supplier of packaging products to consumer marketing companies around the world. World headquarters are located in Philadelphia, Pennsylvania.

For more information, contact:
Thomas A. Kelly, Senior Vice President and Chief Financial Officer, (215) 698-5341
Thomas T. Fischer, Vice President, Investor Relations and Corporate Affairs, (215) 552-3720
Ed Bisno, Bisno Communications, (212) 717-7578

Unaudited Consolidated Statements of Operations, Balance Sheets, Statements of Cash Flows, Segment Information and Supplemental Data follow.

News Release Corporate Headquarters One Crown Way Philadelphia, PA 19154-4599

Consolidated Statements of Operations (Unaudited)
(in millions, except share and per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016
Net sales	$2,161	$2,142	$4,062	$4,035

Cost of products sold	1,719	1,691	3,238	3,212
Depreciation and amortization	61	65	120	125
Selling and administrative expense	92	94	182	185
Restructuring and other	18	(3)	14	(1)
Income from operations (1)	271	295	508	514

Foreign exchange	5	(11)	4	(17)
Interest expense	61	58	123	122
Interest income	(3)	(2)	(6)	(5)
Loss from early extinguishment of debt	7	—	7	27
Income before income taxes	201	250	380	387
Provision for income taxes	53	65	99	103
Net income	148	185	281	284
Net income attributable to noncontrolling interests	(20)	(16)	(46)	(36)
Net income attributable to Crown Holdings	$128	$169	$235	$248
Earnings per share attributable to Crown Holdings common shareholders:
Basic	$0.95	$1.22	$1.72	$1.79
Diluted	$0.94	$1.21	$1.71	$1.78

Weighted average common shares outstanding:
Basic	135,273,342	138,452,944	136,865,333	138,325,203
Diluted	135,717,734	139,338,412	137,364,459	139,214,555
Actual common shares outstanding at quarter end	135,322,212	139,669,710	135,322,212	139,669,710

(1) A reconciliation from income from operations to segment income follows.

News Release Corporate Headquarters One Crown Way Philadelphia, PA 19154-4599

Consolidated Supplemental Financial Data (Unaudited)
(in millions)

Reconciliation from Income from Operations to Segment Income and Constant Currency Segment Income
The Company views segment income, as defined below, as a principal measure of performance of its operations and for the allocation of resources. Segment income is defined by the Company as income from operations adjusted to add back provisions for asbestos and restructuring and other, and the timing impact of hedge ineffectiveness.

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Income from operations	$271	$295	$508	$514
Provision for asbestos	—	—	—	—
Provision for restructuring and other	18	(3)	14	(1)
Fair value adjustment to inventory (1)	—	—	—	—
Impact of hedge ineffectiveness (1)	8	(4)	3	(4)
Segment income	297	288	525	509
Foreign currency translation (2)	5	—	11	—
Constant currency segment income	$302	$288	$536	$509
(1) Included in cost of products sold

Segment Information

	Three Months Ended June 30,			Six Months Ended June 30,
Net Sales	2017	2017 at	2016	2017	2017 at	2016
	Actual	2016 rates (2)	Actual	Actual	2016 rates (2)	Actual
Americas Beverage	$729	$739	$706	$1,403	$1,427	$1,349
North America Food	167	168	168	320	322	314
European Beverage	402	415	401	705	731	716
European Food	459	474	462	838	871	860
Asia Pacific	287	291	281	565	572	558
Total reportable segments	2,044	2,087	2,018	3,831	3,923	3,797
Non-reportable segments	117	122	124	231	241	238
Total net sales	$2,161	$2,209	$2,142	$4,062	$4,164	$4,035

Segment Income
Americas Beverage	$109	$110	$106	$214	$217	$210
North America Food	22	22	20	38	38	32
European Beverage	72	74	75	123	126	121
European Food	67	69	67	114	118	116
Asia Pacific	45	45	39	84	84	74
Total reportable segments	315	320	307	573	583	553
Non-reportable segments	17	18	20	32	34	33
Corporate and other unallocated items	(35)	(36)	(39)	(80)	(81)	(77)
Total segment income	$297	$302	$288	$525	$536	$509

(2) Information presented for 2017 at 2016 rates represents financial results assuming constant foreign currency exchange rates used for translation based on the rates in effect for the comparable prior year period. In order to compute constant currency results, the Company multiplies or divides, as appropriate, the current year U.S. dollar results by the current year average foreign exchange rates and then multiplies or divides, as appropriate, those amounts by the applicable prior year average foreign exchange rates.

News Release Corporate Headquarters One Crown Way Philadelphia, PA 19154-4599

Consolidated Supplemental Data (Unaudited)
(in millions, except per share data)

Reconciliation from Net Income and Diluted Earnings Per Share to Adjusted Net Income and Adjusted Diluted Earnings Per Share

	Three Months Ended June 30,				Six Months Ended June 30,
	2017		2016		2017		2016
Net income/diluted earnings per share attributable to Crown Holdings, as reported	$128	$0.94	$169	$1.21	$235	$1.71	$248	$1.78
Impact of hedge ineffectiveness (1)	8.06		(4)	(.03)	3.02		(4)	(.03)
Restructuring and other (2)	18.13		(3)	(.02)	14.10		(1)	(.01)
Loss from early extinguishment of debt (3)	7.05		—	—	7.05		27.19
Income taxes (4)	(9)	(.06)	4.03		(7)	(.05)	(8)	(.05)
Adjusted net income/ diluted earnings per share	$152	$1.12	$166	$1.19	$252	$1.83	$262	$1.88

Effective tax rate as reported	26.4%		26.0%		26.1%		26.6%
Adjusted effective tax rate (5)	26.5%		25.1%		26.2%		27.1%

(1)
In the second quarter and first six months of 2017, the Company recorded charges of $8 million ($6 million net of tax) and $3 million ($2 million net of tax) in cost of products sold related to the timing impact of hedge ineffectiveness caused primarily by volatility in the metal premium component of aluminum prices. In the second quarter of 2016, the Company recorded a benefit of $4 million ($3 million net of tax).

(2)
In the second quarter and first six months of 2017, the Company recorded restructuring and other charges of $18 million ($13 million net of tax) and $20 million ($15 million net of tax) primarily due to the settlement of a litigation matter related to Mivisa that arose prior to its acquisition by Crown in 2014. In the second quarter and first six months of 2016, the Company recorded restructuring and other charges of $2 million ($3 million net of tax) and $6 million ($5 million net of tax) including pension settlement charges.

In the first quarter of 2017, the Company recorded gains of $6 million ($5 million net of tax) for asset sales and impairments. In the second quarter and first six months of 2016, the Company recorded gains of $5 million ($3 million net of tax) and $7 million ($5 million net of tax) for asset sales and impairments.

(3)
In the second quarter of 2017, the Company recorded a charge of $7 million ($5 million net of tax) for the write off of deferred financing fees in connection with the refinancing of its term loan and revolving credit facilities. In the first quarter of 2016, the Company recorded a charge of $27 million ($17 million net of tax) for premiums paid and the write off of deferred financing fees in connection with the redemption of its $700 million notes due 2021.

(4)
In the second quarter and first six months of 2017, the Company recorded income tax benefits of $9 million and $7 million related to the items described above. In the second quarter and first six months of 2016, the Company recorded income tax charges of $4 million and benefits of $8 million related to the items described above.

(5)	Income tax effects on adjusted net income were calculated using the applicable tax rates of the underlying jurisdictions.

News Release Corporate Headquarters One Crown Way Philadelphia, PA 19154-4599

Consolidated Balance Sheets (Condensed & Unaudited)
(in millions)

June 30,	2017	2016 (1)
Assets
Current assets
Cash and cash equivalents	$301	$370
Receivables, net	1,005	929
Inventories	1,490	1,419
Prepaid expenses and other current assets	224	240
Total current assets	3,020	2,958

Goodwill and intangible assets	3,512	3,472
Property, plant and equipment, net	3,020	2,700
Other non-current assets	714	676
Total	$10,266	$9,806

Liabilities and equity
Current liabilities
Short-term debt	$39	$37
Current maturities of long-term debt	58	236
Accounts payable and accrued liabilities	2,697	2,554
Total current liabilities	2,794	2,827

Long-term debt, excluding current maturities	5,262	5,011
Other non-current liabilities	1,275	1,395

Noncontrolling interests	313	305
Crown Holdings shareholders' equity	622	268
Total equity	935	573
Total	$10,266	$9,806

(1) At December 31, 2016, prior period balance sheets were revised from previously reported amounts to correct how the Company calculates its estimated asbestos liability.

News Release Corporate Headquarters One Crown Way Philadelphia, PA 19154-4599

Consolidated Statements of Cash Flows (Condensed & Unaudited)
(in millions)

Six Months Ended June 30,	2017	2016

Cash flows from operating activities
Net income	$281	$284
Depreciation and amortization	120	125
Provision for restructuring and other	14	(1)
Pension expense	11	14
Pension contributions	(28)	(41)
Stock-based compensation	10	10
Working capital changes and other	(394)	(328)
Net cash provided by operating activities (A)	14	63

Cash flows from investing activities
Capital expenditures	(200)	(143)
Other	10	18
Net cash used for investing activities	(190)	(125)

Cash flows from financing activities
Net change in debt	217	(283)
Dividends paid to noncontrolling interests	(37)	(26)
Common stock repurchased	(277)	(8)
Debt issue costs	(15)	(2)
Other, net	19	38
Net cash used for financing activities	(93)	(281)

Effect of exchange rate changes on cash and cash equivalents	11	(4)

Net change in cash and cash equivalents	(258)	(347)
Cash and cash equivalents at January 1	559	717

Cash and cash equivalents at June 30	$301	$370

(A)
Adjusted free cash flow is defined by the Company as net cash from operating activities less capital expenditures and certain other items. A reconciliation from net cash from operating activities to adjusted free cash flow for the three and six months ended June 30, 2017 and 2016 follows:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016
Net cash used for operating activities	$334	$471	$14	$63
Capital expenditures	(93)	(92)	(200)	(143)
Free cash flow	241	379	(186)	(80)
Premiums paid to retire debt early	—	—	—	22
Adjusted free cash flow	$241	$379	$(186)	$(58)